Exhibit 99.1

Thursday, January 19, 2006	Roger Bosma
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports 14% Increase in EPS in Fourth Quarter

Oak Ridge, NJ – January 19, 2006 — Lakeland Bancorp, Inc. (Nasdaq: LBAI) is pleased to report several positive developments in the fourth quarter of 2005:

•	Earnings per share at $0.24, an increase of 14% over the $0.21 reported in the fourth quarter of 2004 (restated to reflect the 5% stock dividend paid August 16, 2005).

•	Net Income at $5.2 million, an increase of $502,000, or 11%, as compared to the same period last year.

•	The consolidation of three branch locations and the merger of Newton Trust Company into Lakeland Bank, which resulted in a one-time charge of $225,000.

•	The reversal of $750,000 in previously accrued expense due to changes in the Company’s Post Retirement Benefit Plan.

•	The sale of $20 million of lower yielding investment securities resulting in a loss of $715,000. The proceeds were reinvested in higher yielding bonds.

•	The announcement of a $0.10 cash dividend per share payable on February 15, 2006 to shareholders of record as of the close of business January 31, 2006.

Roger Bosma, Lakeland Bancorp’s President and CEO said, “2005 was significant in many ways. Besides achieving record earnings, we completed the merger of our two bank subsidiaries, consolidated three branch locations, and opened two new branch offices. In addition, we finalized a settlement agreement with the last surety company regarding the commercial lease pool obligations.”

-continued-

Earnings

Net Income for the year of 2005 was $20.2 million, an increase of 23% from the $16.5 million in Net Income for 2004. Diluted earnings per share was $0.94 compared to $0.84 per share last year, an increase of 12%. Return on Average Assets was 0.94% and Return on Average Equity was 10.55%.

Net Interest Income

Net interest income for the fourth quarter of 2005 was $17.4 million, as compared to the $17.3 million earned in the fourth quarter of 2004. Net interest margin decreased to 3.59% for the fourth quarter of 2005 from 3.76% in the fourth quarter of 2004. While the Company’s yield on interest earning assets increased 53 basis points to 5.64% in the fourth quarter of 2005 as compared to 5.11% in the fourth quarter of 2004, the average cost of interest bearing liabilities increased 80 basis points to 2.42% in the fourth quarter of 2005 from 1.62% for the same period last year. This increase was primarily due to an increase in average time deposits and short-term borrowings which overall have a higher yield, as well as an overall increase in the interest rate environment.

For 2005, net interest income was $70.2 million, or 14% higher than the $61.5 million reported for the year ended 2004. Net interest margin decreased to 3.73% for 2005 from 3.82% for the same period last year, while average earning assets increased 17%. The Company’s yield on average interest earning assets increased from 5.13% in 2004 to 5.46% for 2005, while the cost of interest bearing liabilities increased from 1.58% in 2004 to 2.04% in 2005.

Noninterest Income

Noninterest income, excluding gains/losses on investment securities sold, totaled $4.0 million or 13% higher than the fourth quarter of 2004. Losses on sales of investment securities were $715,000 in fourth quarter 2005 compared to gains of $18,000 for the same period last year. Including the gains/losses on sales of securities, noninterest income totaled $3.3 million, as compared to $3.6 million in the fourth quarter of 2004. Service charges on deposit accounts increased 30% to $2.7 million primarily due to the overdraft privilege checking program which was implemented in May 2005. Commissions and fees increased 11% to $810,000 due to increased loan fees collected, while other income decreased $59,000 to $140,000.

Noninterest income, excluding gains/losses on investment securities sold, totaled $15.1 million for 2005, or 19% higher than in 2004. Losses on sales of investment securities were $583,000 for 2005 as compared to $638,000 in gains in 2004. Including the gains/losses on sales of securities, non-interest income totaled $14.5 million and was $1.1 million higher than in 2004. Service charges on deposit accounts increased by $1.8 million or 23% to $9.6 million primarily due to the overdraft privilege checking program; commissions and fees remained unchanged at $3.1 million; leasing income increased by $455,000 to $780,000; while other income decreased $47,000 to $431,000.

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Noninterest Expense

Noninterest expense for the fourth quarter of 2005 was $13.1 million, which was $214,000 lower than the $13.3 million reported in the fourth quarter of 2004. Salary and benefit expense decreased by $198,000 to $6.8 million, as the aforementioned $750,000 reversal of the post-retirement plan was partially offset by normal salary and benefit increases. Occupancy, furniture and equipment expenses remained unchanged at $2.5 million, while other noninterest expenses remained unchanged at $3.4 million in the fourth quarter of 2005.

For the year of 2005, noninterest expense was $53.4 million compared to $47.2 million in 2004, an increase of $6.2 million or 13%. Of this overall increase, salary and benefit costs increased by $3.4 million or 13%. In 2004, Newton salaries and benefits were included for only six months as compared to the entire year in 2005. Occupancy, furniture and equipment expenses increased by $1.4 million or 17%, reflecting costs incurred at the Newton branches, as well as two new offices opened in 2005. Amortization of core deposit intangibles increased by $402,000 due to the Newton acquisition. All other operating expenses increased $1.0 million or 8%, primarily due to increased marketing expenses and Newton related costs.

Financial Condition

At December 31, 2005, total assets were $2.206 billion. Total loans were $1.318 billion, up $139.6 million or 12% from $1.179 billion at year-end 2004. Total deposits were $1.798 billion, an increase of $71.4 million or 4% from December 31, 2004. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.351 billion and represented 75% of total deposits at December 31, 2005.

Asset Quality

At December 31, 2005, non-performing assets totaled $3.9 million (0.18% of total assets), a reduction of $9.8 million from $13.7 million (0.64% of total assets) at December 31, 2004. The Allowance for Loan and Lease Losses totaled $13.2 million at December 31, 2005 and represented 1.00% of total loans. During 2005, the Company had net charge-offs of $5.0 million, including $3.0 million in charge-offs relating to the settled lease pool litigation. The ratio of net charged-off loans to average loans in 2005 was 0.41% (0.16% excluding the charged-off lease pool loans). The Allowance for Loan and Lease Losses at December 31, 2005 was 339% of non-performing loans, as compared to 128% at the previous year-end.

Capital

Stockholders’ equity was $191.8 million and book value per common share was $9.08. As of December 31, 2005, the Company’s leverage ratio was 7.49%. Tier I and total risk based capital ratios were 11.51% and 12.47%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines. The Company repurchased 81,250 shares during the fourth quarter of 2005 at an average price of $15.49 per share.

The information disclosed in this document includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the integration of Newton Financial Corp. into Lakeland and The Newton Trust Company into Lakeland Bank,

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corporate objectives, and other financial and business matters. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$17,445	$17,326	$70,206	$61,502
Provision for Loan Losses	(141)	(926)	(1,555)	(3,602)
Noninterest Income excluding gains on sales of investment securities	4,025	3,552	15,128	12,761
Gain (loss) on sales of investment securities	(715)	18	(583)	638
Noninterest Expense	(13,076)	(13,290)	(53,390)	(47,185)

Pretax Income	7,538	6,680	29,806	24,114
Tax Expense	(2,380)	(2,024)	(9,585)	(7,619)

Net Income	$5,158	$4,656	$20,221	$16,495

Memo: Tax equivalent adjustment	$533	$475	$1,971	$1,748

Basic Earnings Per Share*	$0.24	$0.21	$0.94	$0.85
Diluted Earnings Per Share*	$0.24	$0.21	$0.94	$0.84
Dividends Per share*	$0.10	$0.095	$0.39	$0.381
Weighted Average Shares - Basic*	21,161,552	21,856,919	21,439,465	19,329,400
Weighted Average Shares - Diluted*	21,322,696	22,124,827	21,601,153	19,567,139

SELECTED OPERATING RATIOS
Return on Average Assets	0.93%	0.88%	0.94%	0.90%
Return on Average Equity	10.80%	9.46%	10.55%	10.79%
Yield on Interest Earning Assets	5.64%	5.11%	5.46%	5.13%
Cost of funds	2.42%	1.62%	2.04%	1.58%
Net interest spread	3.22%	3.49%	3.42%	3.55%
Net interest margin	3.59%	3.76%	3.73%	3.82%
Efficiency ratio	59.40%	59.70%	59.70%	60.70%
Stockholders’equity to total assets			8.69%	9.09%
Book value per share*			$9.08	$8.96

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.41%	0.62%
Ratio of allowance to total loans			1.00%	1.41%
Non-performing loans to total loans			0.29%	1.10%
Non-performing assets to total assets			0.18%	0.64%
Allowance to non-performing loans			339%	128%

			12/31/2005	12/31/2004
SELECTED DATA AT PERIOD-END
Loans			$1,318,236	$1,178,606
Allowance for Loan Losses			13,173	16,638
Investment Securities			670,472	745,028
Total Assets			2,206,033	2,141,021
Core Deposits			1,350,567	1,360,980
Deposits			1,798,160	1,726,804
Borrowings			204,963	209,821
Stockholders’ Equity			191,781	194,548

SELECTED AVERAGE BALANCE SHEET DATA
	For the three months ended		For the year ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Loans, net	$1,281,785	$1,157,156	$1,222,084	$999,865
Investment securities	683,109	685,777	692,899	634,617
Interest-Earning Assets	1,990,483	1,887,563	1,936,781	1,657,516
Total Assets	2,201,371	2,108,052	2,153,723	1,830,466
Core Deposits	1,366,517	1,365,812	1,346,659	1,215,178
Time Deposits	446,052	374,635	411,704	319,808
Deposits	1,812,569	1,740,447	1,758,363	1,534,986
Total Interest Bearing Liabilities	1,689,097	1,580,301	1,642,145	1,384,430
Short-Term Borrowings	85,513	62,360	95,440	38,939
Long-Term Debt	43,156	42,310	39,664	38,440
Subordinated Debentures	56,703	56,703	56,703	56,703
Stockholders’ Equity	189,557	195,876	191,609	152,895

*	Retroactively adjusted for 5% stock dividend payable on August 16, 2005 to shareholders of record July 29, 2005.

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)	December 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash and due from banks	$42,639	$47,981
Federal funds sold and interest-bearing deposits due from banks	10,176	7,365

Total cash and cash equivalents	52,815	55,346

Investment securities available for sale	515,903	582,106
Investment securities held to maturity; fair value of $151,637 in 2005 and $162,926 in 2004	154,569	162,922
Loans:
Commercial	746,539	654,085
Residential mortgages	269,461	234,600
Consumer and home equity	302,236	289,921

Total loans	1,318,236	1,178,606
Plus: deferred fees	(5,469)	(2,601)
Less: Allowance for loan and lease losses	13,173	16,638

Net loans	1,299,594	1,159,367
Premises and equipment - net	32,428	31,749
Accrued interest receivable	8,851	8,002
Goodwill and Identifiable Intangible Assets	93,395	94,119
Bank owned life insurance	35,479	34,240
Other assets	12,999	13,170

TOTAL ASSETS	$2,206,033	$2,141,021

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$312,529	$319,359
Savings and interest-bearing transaction accounts	1,038,038	1,041,621
Time deposits under $100 thousand	293,293	269,820
Time deposits $100 thousand and over	154,300	96,004

Total deposits	1,798,160	1,726,804
Federal funds purchased and securities sold under agreements to repurchase	103,199	110,830
Long-term debt	45,061	42,288
Subordinated debentures	56,703	56,703
Other liabilities	11,129	9,848

TOTAL LIABILITIES	2,014,252	1,946,473

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 22,442,337 at December 31, 2005 and 22,443,298 December 31, 2004	226,322	208,933
Accumulated deficit	(9,514)	(3,847)
Treasury stock, at cost, 1,320,414 shares at December 31, 2005 and 728,330 at December 31, 2004	(20,176)	(10,878)
Accumulated other comprehensive income (loss)	(4,851)	340

TOTAL STOCKHOLDERS’ EQUITY	191,781	194,548

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,206,033	$2,141,021

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$20,765	$17,046	$76,388	$58,952
Federal funds sold and interest bearing deposits with banks	260	193	763	286
Taxable investment securities	5,634	5,651	23,028	20,835
Tax exempt investment securities	990	882	3,660	3,246

TOTAL INTEREST INCOME	27,649	23,772	103,839	83,319

INTEREST EXPENSE
Deposits	7,874	4,681	24,833	15,527
Federal funds purchased and securities sold under agreements to repurchase	882	312	3,026	589
Long-term debt	1,448	1,453	5,774	5,701

TOTAL INTEREST EXPENSE	10,204	6,446	33,633	21,817

NET INTEREST INCOME	17,445	17,326	70,206	61,502
Provision for loan and lease losses	141	926	1,555	3,602

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	17,304	16,400	68,651	57,900

NONINTEREST INCOME
Service charges on deposit accounts	2,694	2,066	9,633	7,823
Commissions and fees	810	732	3,074	3,001
Gain (loss) on the sales of investment securities	(715)	18	(583)	638
Income on bank owned life insurance	305	301	1,210	1,134
Leasing income	76	254	780	325
Other income	140	199	431	478

TOTAL NONINTEREST INCOME	3,310	3,570	14,545	13,399

NONINTEREST EXPENSE
Salaries and employee benefits	6,856	7,054	28,511	25,128
Net occupancy expense	1,367	1,205	5,415	4,365
Furniture and equipment	1,121	1,252	4,453	4,080
Stationery, supplies and postage	433	463	1,806	1,552
Legal fees	186	249	811	1,655
Marketing expenses	360	332	1,625	1,473
Core deposit intangible amortization	303	303	1,212	810
Other expenses	2,450	2,432	9,557	8,122

TOTAL NONINTEREST EXPENSE	13,076	13,290	53,390	47,185

INCOME BEFORE PROVISION FOR INCOME TAXES	7,538	6,680	29,806	24,114
Provision for income taxes	2,380	2,024	9,585	7,619

NET INCOME	$5,158	$4,656	$20,221	$16,495

EARNINGS PER COMMON SHARE
Basic	$0.24	$0.21	$0.94	$0.85

Diluted	$0.24	$0.21	$0.94	$0.84

DIVIDENDS PER SHARE	$0.10	$0.095	$0.39	$0.381